                                                                     Exhibit 2.1

      =====================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                           DATED AS OF OCTOBER 4, 2001

                                 BY AND BETWEEN

                                   MCSi, INC.,

                                       AND

                                  ZENGINE, INC.


      =====================================================================

                                TABLE OF CONTENTS

                                                                                             PAGE
ARTICLE I THE OFFER............................................................................2
         SECTION 1.1 The Offer.................................................................2
         SECTION 1.2 Zengine Actions...........................................................3
         SECTION 1.3 SEC Documents.............................................................3
ARTICLE II THE MERGER..........................................................................4
         SECTION 2.1 The Merger................................................................4
         SECTION 2.2 Effective Time............................................................4
         SECTION 2.3 Closing of the Merger.....................................................5
         SECTION 2.4 Effects of the Merger.....................................................5
         SECTION 2.5 Articles of Incorporation and Bylaws......................................5
         SECTION 2.6 Directors.................................................................5
         SECTION 2.7 Officers..................................................................5
ARTICLE III CONVERSION OF SHARES...............................................................6
         SECTION 3.1 Conversion of Capital Stock...............................................6
         SECTION 3.2 Exchange of Certificates..................................................6
         SECTION 3.3 Withholding Taxes.........................................................8
         SECTION 3.4 Zengine Stock Options.....................................................8
         SECTION 3.5 Appraisal Rights..........................................................8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ZENGINE...........................................9
         SECTION 4.1 Organization and Qualification; Subsidiaries..............................9
         SECTION 4.2 Capitalization of Zengine and Its Subsidiaries............................9
         SECTION 4.3 Authority Relative to This Agreement; Stockholder Approval...............10
         SECTION 4.4 SEC Reports; Financial Statements........................................11
         SECTION 4.5 No Undisclosed Liabilities...............................................12
         SECTION 4.6 Absence of Changes.......................................................12
         SECTION 4.7 Schedule 14D-9; Offer Documents; Proxy Statement.........................12
         SECTION 4.8 Consents and Approvals; No Violations....................................13
         SECTION 4.9 No Default...............................................................13
         SECTION 4.10 Litigation..............................................................13
         SECTION 4.11 Compliance with Applicable Law..........................................14
         SECTION 4.12 Tax Matters.............................................................14
         SECTION 4.13 Opinion of Financial Advisor............................................14
         SECTION 4.14 Brokers; Bust-Up Fee....................................................14
         SECTION 4.15 Takeover Statute; Dissenters' Rights....................................15

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                             PAGE
ARTICLE V REPRESENTATIONS AND WARRANTIES OF COMPANY..........................................15
         SECTION 5.1 Organization and Qualification; Subsidiaries............................15
         SECTION 5.2 Capitalization of Company and Its Subsidiaries..........................15
         SECTION 5.3 Authority Relative to This Agreement....................................16
         SECTION 5.4 SEC Reports; Financial Statements.......................................16
         SECTION 5.5 No Undisclosed Liabilities..............................................17
         SECTION 5.6 Absence of Changes......................................................17
         SECTION 5.7 Registration Statement; Offer Documents.................................17
         SECTION 5.8 Consents and Approvals; No Violations...................................18
ARTICLE VI COVENANTS RELATED TO CONDUCT OF BUSINESS..........................................18
         SECTION 6.1 Conduct of Business of Zengine..........................................18
         SECTION 6.2 Access to Information...................................................21
ARTICLE VII ADDITIONAL AGREEMENTS............................................................21
         SECTION 7.1 Zengine Stockholder Meeting; Proxy Statement............................21
         SECTION 7.2 Reasonable Best Efforts.................................................22
         SECTION 7.3 Acquisition Proposals...................................................22
         SECTION 7.4 Public Announcements....................................................23
         SECTION 7.5 Indemnification; Directors' and Officers' Insurance.....................23
         SECTION 7.6 Notification of Certain Matters.........................................24
         SECTION 7.7 SEC Filings.............................................................24
         SECTION 7.8 Antitakeover Statutes...................................................25
ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER........................................25
         SECTION 8.1 Conditions to Each Party's Obligations to Effect the Merger.............25
ARTICLE IX TERMINATION; AMENDMENT; WAIVER....................................................25
         SECTION 9.1 Termination.............................................................25
         SECTION 9.2 Effect of the Termination...............................................26
         SECTION 9.3 Fees and Expenses.......................................................27
         SECTION 9.4 Amendment...............................................................27
         SECTION 9.5 Extension; Waiver.......................................................27
ARTICLE X MISCELLANEOUS......................................................................27
         SECTION 10.1 Nonsurvival of Representations and Warranties..........................27
         SECTION 10.2 Entire Agreement; Assignment...........................................27
         SECTION 10.3 Notices................................................................28
         SECTION 10.4 Governing Law..........................................................29
         SECTION 10.5 Descriptive Headings...................................................29

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                             PAGE
         SECTION 10.6 Parties in Interest....................................................29
         SECTION 10.7 Severability...........................................................29
         SECTION 10.8 Specific Performance...................................................29
         SECTION 10.9 Counterparts...........................................................30
         SECTION 10.10 Interpretation........................................................30
         SECTION 10.11 Definitions...........................................................30
         SIGNATURES
         ANNEX A

                                       iii

                            GLOSSARY OF DEFINED TERMS

DEFINED TERMS                                                          DEFINED IN SECTION
Acquisition Proposal................................................................10.11(a)
Agreement...........................................................................Recitals
Audit Date..........................................................................4.4
Beneficial Ownership................................................................10.11(b)
Beneficially Own....................................................................10.11(b)
Business Day........................................................................10.3
Certificate of Merger...............................................................2.2
Certificates........................................................................3.2(b)
Closing.............................................................................2.3
Closing Date........................................................................2.3
Code................................................................................3.3
Company.............................................................................Recitals
Company Common Stock................................................................Recitals
Company SEC Reports.................................................................5.4
Company Securities..................................................................5.2
Covered Transactions................................................................4.15
DGCL................................................................................2.1
Dissenting Shares...................................................................3.5
Dissenting Stockholders.............................................................3.5
Effective Time......................................................................2.2
Exchange Act........................................................................1.1(a)
Exchange Agent......................................................................3.2(a)
Exchange Ratio......................................................................Recitals
Expenses............................................................................9.3(b)
Financial Advisor...................................................................1.2(a)
GAAP................................................................................4.4
Governmental Entity.................................................................4.8
Indemnified Parties.................................................................7.5(a)
Indemnified Party...................................................................7.5(a)
Know................................................................................10.11(c)
Knowledge...........................................................................10.11(c)
Law.................................................................................4.9
Lien................................................................................4.2(b)
Material Adverse Effect.............................................................10.11(d)
Merger..............................................................................2.1
Merger Consideration................................................................3.1(c)
MGCL................................................................................2.1

DEFINED TERMS                                                                       DEFINED IN SECTION
Offer...............................................................................1.1(a)
Offer Documents.....................................................................1.3(a)
Offer Price.........................................................................1.1(a)
Offer to Purchase...................................................................1.1(b)
Person..............................................................................10.11(e)
Proxy Statement.....................................................................4.7
Registration Statement..............................................................1.3
Schedule TO.........................................................................1.3(a)
Schedule 14D-9......................................................................1.3(a)
SEC.................................................................................1.1(c)
Securities Act......................................................................4.4
Shares..............................................................................1.1(a)
Special Committee...................................................................Recitals
Subsidiary..........................................................................10.11(f)
Surviving Corporation...............................................................2.1
Takeover Statutes...................................................................4.15
Taxes...............................................................................10.11(g)
Transactions........................................................................1.2(a)
Zengine.............................................................................Recitals
Zengine Board.......................................................................Recitals
Zengine Common Stock................................................................Recitals
Zengine Disclosure Schedule.........................................................Article IV
Zengine Option Plans................................................................3.4(b)
Zengine Permits.....................................................................4.11
Zengine Requisite Vote..............................................................4.3(b)
Zengine SEC Reports.................................................................4.4
Zengine Securities..................................................................4.2(a)
Zengine Stock Option................................................................3.4(a)
Zengine Stockholder Meeting.........................................................7.1(a)

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION ("AGREEMENT") dated as of October 4, 2001, is by and between MCSi, Inc., a Maryland corporation (the "COMPANY"), and Zengine, Inc., a Delaware corporation ("ZENGINE").

         WHEREAS, Company beneficially owns approximately 58.5% of the outstanding shares of common stock, no par value per share (the "ZENGINE COMMON STOCK"), of Zengine; and

         WHEREAS, it is proposed that Company make a tender offer to acquire all outstanding shares of Zengine Common Stock not already owned by Company in exchange for 0.2259 shares ("EXCHANGE RATIO") of Company common stock, no par value per share ("COMPANY COMMON STOCK"), upon the terms and subject to the conditions set forth herein; and

         WHEREAS, it is proposed that, subject to and following the consummation of the Offer, Zengine shall be merged with and into Company in a tax free reorganization, with Company as the surviving corporation, and in such merger all outstanding Zengine Common Stock (with certain exceptions specified herein) shall be converted into the right to receive 0.2259 shares of Company Common Stock for each share of Zengine Common Stock then owned;

         WHEREAS, the Board of Directors of Zengine (the "ZENGINE BOARD"), based on the unanimous recommendation of a special committee of independent directors of Zengine (the "SPECIAL COMMITTEE"), has (i) determined that each of this Agreement, the Offer (as hereinafter defined) and the Merger (as hereinafter defined) pursuant to which Zengine shall merge with and into the Company, with the Company as the surviving corporation, is in the best interests of the stockholders of Zengine (other than Company), (ii) resolved to approve the Offer, the Merger and this Agreement and the transactions contemplated hereby, and (iii) recommended acceptance of the Offer and, if applicable, adoption of this Agreement by such stockholders of Zengine, subject to the terms and conditions set forth herein; and

         WHEREAS, the Company and Zengine desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Zengine hereby agree as follows:



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Agreement and Plan of Reorganization
Page 2

                                    ARTICLE I

                                    THE OFFER

         SECTION 1.1 THE OFFER. (a) As promptly as practicable after the execution of this Agreement, Company shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) a tender offer (the "OFFER") for all of the outstanding shares of Zengine Common Stock (other than for shares owned by the Company at the time of the Offer) (the "SHARES") in exchange for shares of Company Common Stock at the exchange ratio of 0.2259 shares of Company Common Stock in exchange for each share of Zengine Common Stock (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "OFFER PRICE"), subject to the conditions set forth herein and in ANNEX A hereto. No fraction of a share of Company Common Stock will be issued. Instead each Zengine stockholder, whether in the Offer or in the Merger, who would otherwise be entitled to receive a fraction of a share of Company Common Stock, after combining all fractional shares to which such stockholder would be entitled, will receive cash in an amount equal to the product obtained by multiplying (i) the fraction of a share of Company Common Stock to which the holder would otherwise be entitled by (ii) $16.60.

         (b) The obligations of Company to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth herein and in ANNEX A hereto, any of which conditions may be waived by Company in its sole discretion. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") containing the terms set forth in this Agreement and the conditions set forth in ANNEX A hereto.

         (c) Company expressly reserves the right to modify the terms of the Offer; provided, that, without Zengine's prior written consent, Company shall not decrease the Offer Price or decrease the number of Shares sought, change the form of consideration or amend any condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments and subject to the penultimate sentence of this Section 1.1(c)) ; PROVIDED, HOWEVER, that, if on the initial scheduled expiration date of the Offer, which shall be 20 business days after the date that the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Company may, from time to time until such time as all such conditions are satisfied or waived, in its sole discretion, extend the expiration date; PROVIDED FURTHER, HOWEVER, that without Zengine's prior written consent, the expiration date of the Offer may not be extended beyond 60 calendar days after commencement of the Offer. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by applicable Law (as hereinafter defined) in connection with such increase, in each case without the consent of Zengine. If, immediately prior to the initial expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer together with the Shares beneficially owned by Company equal less than 90% of the outstanding Shares, Company may extend the Offer for a period not to exceed 20 business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer. In addition, Company may make available a "subsequent offering period," in accordance with Rule 14d-11 of the United States Securities and Exchange Commission (the "SEC"), of not greater than 20 business

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Agreement and Plan of Reorganization
Page 3


days. On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer and this Agreement, Company shall, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

         SECTION 1.2 ZENGINE ACTIONS. (a) Zengine hereby approves of and consents to the Offer and represents that the Zengine Board, based on the unanimous recommendation of the Special Committee, has (i) determined that each of the Agreement, the Offer and the Merger (as hereinafter defined) are advisable and in the best interests of, the stockholders of Zengine (other than Company), (ii) received the opinion of McDonald Investments Inc., financial advisor to Zengine (the "FINANCIAL ADVISOR"), to the effect that, subject to the assumptions therein stated, the Offer Price to be received by holders of Shares pursuant to the Offer and the Merger Consideration (as hereinafter defined) pursuant to the Merger is fair to the stockholders of Zengine (other than Company) from a financial point of view, (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "TRANSACTIONS") and (iv) resolved to recommend that the stockholders of Zengine (other than Company) accept the Offer, tender their Shares thereunder to Company and approve and adopt this Agreement and the Merger. Zengine has been advised by each of its directors and by each executive officer who, as of the date hereof, is actually aware (to the knowledge of Zengine) of the Transactions that each such person either intends to tender pursuant to the Offer all Shares owned by such person or vote all Shares owned by such person in favor of the Merger.

         (b) In connection with the Offer, Zengine will promptly furnish or cause to be furnished to Company mailing labels, security position listings and any available listings or computer files containing the names and addresses of all holders of record of the Shares as of a recent date, and shall furnish Company with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and such assistance as Company or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents (as hereinafter defined) and any other documents necessary to consummate the Merger, Company and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files and all other information delivered pursuant to this Section 1.2(b), will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to Zengine all copies, extracts or summaries of such information in their possession or the possession of their agents.

         SECTION 1.3 SEC DOCUMENTS. (a) On the date the Offer is commenced, Company shall file with SEC (i) a registration statement on Form S-4 containing a preliminary prospectus ("REGISTRATION STATEMENT") (ii) a Tender Offer Statement on Schedule TO in accordance with the Exchange Act with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "SCHEDULE TO"). The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and certain other ancillary documents (collectively, together with any amendments and supplements thereto, the "OFFER DOCUMENTS"). Promptly after, or concurrently with, the filing of the Schedule TO by Company, Zengine shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 in accordance with the Exchange Act (together with all amendments and


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Agreement and Plan of Reorganization
Page 4


supplements thereto and including the exhibits thereto, the "SCHEDULE 14D-9"), which shall, except as otherwise provided herein, contain the recommendation referred to in clause (iv) of Section 1.2(a) hereof.

         (b) Company will take all steps necessary to ensure that the registration statement and the Offer Documents, and Zengine will take all steps necessary to ensure that the Schedule 14D-9, will comply in all material respects with the provisions of applicable Federal and state securities Laws. The information provided and to be provided by Company or Zengine for use in the registration statement, Schedule TO, the Offer Documents and the Schedule 14D-9 shall not, on the date first filed with the SEC or first published, sent or provided to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Company will take all steps necessary to cause the registration statement and the Offer Documents, and Zengine will take all steps necessary to cause the Schedule 14D-9, to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. Each of Company, on the one hand, and Zengine, on the other hand, will promptly correct any information provided by it for use in the registration statement and the Offer Documents and the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and Company will take all steps necessary to cause the registration statement and the Offer Documents, and Zengine will take all steps necessary to cause the Schedule 14D-9, as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of Zengine. Zengine agrees to provide Company and its counsel with copies of any written comments that Zengine or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and Company agrees to provide Zengine and its counsel with copies of any written comments that Company or their counsel may receive from the SEC or its staff with respect to the registration statement or the Offer Documents promptly after the receipt of such comments.

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.1 THE MERGER. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and with the Maryland General Corporation Law ("MGCL"), Zengine shall be merged with and into Company (the "MERGER"). Following the Merger, Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Zengine shall cease.

         SECTION 2.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, Company and Zengine shall cause the Merger to be consummated by filing an appropriate

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Agreement and Plan of Reorganization
Page 5


Certificate or Articles of Merger or, if applicable, a Certificate of Ownership and Merger, or other appropriate documents (as applicable, the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and with the Maryland Department of Assessments and Taxation in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and MGCL, as soon as practicable on or after the Closing Date (as hereinafter defined). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME").

         SECTION 2.3 CLOSING OF THE MERGER. The closing of the Merger (the "CLOSING") will take place at a time and on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Elias, Matz, Tiernan Herrick L.L.P., 734 15th Street, N.W., Washington, D.C. 20005, or at such other time, date or place as agreed to in writing by the parties hereto.

         SECTION 2.4 EFFECTS OF THE MERGER. (a) The Merger shall have the effects set forth in the DGCL or MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Zengine shall vest in the Surviving Corporation, and all debts, liabilities and duties of Zengine shall become the debts, liabilities and duties of the Surviving Corporation.

         (b) It is intended by the parties hereto that the Merger shall constitute a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"). The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         SECTION 2.5 ARTICLES OF INCORPORATION AND BYLAWS. The articles of incorporation of Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

         SECTION 2.6 DIRECTORS. The directors of Company at the Effective Time shall be the directors of the Surviving Corporation, to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

         SECTION 2.7 OFFICERS. The officers of Company at the Effective Time shall be the officers of the Surviving Corporation, to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

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Agreement and Plan of Reorganization
Page 6


                                   ARTICLE III

                              CONVERSION OF SHARES

         SECTION 3.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of Zengine:

         (a) Each issued and outstanding share of common stock, no par value per share, of Company shall remain issued and outstanding as a fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

         (b) All Shares that are owned by the Company or any Subsidiary of the Company and any Shares owned by Zengine or any Subsidiary of Zengine shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (c) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the Offer Price, without interest (the "MERGER CONSIDERATION"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therfor upon the surrender of such certificate in accordance with Section 3.2, without interest.

         SECTION 3.2 EXCHANGE OF CERTIFICATES.

         (a) Prior to the Effective Time, Company shall designate a bank, transfer agent, trust company or other person, reasonably acceptable to Zengine, to act as agent for the holders of the Shares in connection with the Merger (the "EXCHANGE AGENT") to receive certificates representing Shares from Zengine stockholders, to issue in exchange therefor certificates representing the Offer Price and the Merger Consideration and to pay Company funds for fractional shares to which holders of the Shares shall become entitled pursuant to Section 3.1(c). Company shall, reserve sufficient authorized shares of Company Common Stock in order to pay the full Offer Price and Merger Consideration and shall, from time to time, make available to the Exchange Agent funds in amounts and at times necessary for the prompt payment of the cash in lieu of fractional shares as provided herein. All interest earned on such funds shall be paid to Company.

         (b) As soon as reasonably practicable after the Effective Time, Company shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form not inconsistent with this Agreement as Company


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Agreement and Plan of Reorganization
Page 7


may specify) and (ii) instructions for use in surrendering the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, Company shall cause the Exchange Agent to pay to the holder of such Certificate the Merger Consideration plus cash in lieu of a fractional share, if any, and the Certificate so surrendered shall forthwith be cancelled. In the event of a surrender of a Certificate representing Shares which are not registered in the transfer records of Zengine under the name of the person surrendering such Certificate, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as hereinafter defined) required by reason of payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article III. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article III.

         (c) At the Effective Time, the stock transfer books of Zengine shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of Zengine. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

         (d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general unsecured creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation or the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

         (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.


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Agreement and Plan of Reorganization
Page 8


         SECTION 3.3 WITHHOLDING TAXES. Company shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any withholding and stock transfer Taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "CODE"), or any applicable provision of state, local or foreign Tax law. Company shall take appropriate steps to minimize such Taxes. To the extent that amounts are so withheld by Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Company.

         SECTION 3.4 ZENGINE STOCK OPTIONS. (a) At the Effective Time, each then outstanding option to purchase any shares of capital stock of Zengine
(in each case, a "ZENGINE STOCK OPTION"), which are then (i) vested and/or exercisable, or (ii) held by persons who will continue as employees of Company after the Effective Time, shall be exchanged for an option to purchase 0.2259 shares of Company Common Stock for each option to purchase Zengine Common Stock, such option to have the same exercise price as the cancelled Zengine Stock Option as adjusted by dividing such price by 0.2259 (rounded up to the nearest cent), and except as set forth herein such option shall continue with the same terms and conditions under which such option was granted. No option for a fractional share of Company Common Stock shall be issued, but the number of options to be issued shall be rounded up to the next highest number. Each Zengine Stock Option which is not vested or held by a person who will not continue as an employee of the Company after the Effective Time shall be cancelled at the Effective Time.

         (b) Zengine shall take all actions necessary and appropriate so that all stock option plans or other equity based plans maintained with respect to the Shares, including, without limitation, the plans listed in Section 4.2 hereof ("ZENGINE OPTION PLANS"), shall terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of Zengine or any interest in respect of any capital stock of Zengine shall be deleted as of the Effective Time, and Zengine shall use its best efforts to ensure that following the Effective Time no holder of a Zengine Stock Option or any participant in any Zengine Option Plan shall have any right thereunder to acquire any capital stock of Company or the Surviving Corporation.

         (c) Prior to the Effective Time, Zengine shall (i) obtain all necessary consents from, and provide (in a form acceptable to Company) any required notices to, holders of Zengine Stock Options and (ii) amend the terms of the applicable Zengine Option Plan, in each case as is necessary to give effect to the provisions of paragraphs (a) and (b) of this Section 3.4.

         SECTION 3.5 APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, Shares (the "DISSENTING SHARES") that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "DISSENTING STOCKHOLDERS") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable

Agreement and Plan of Reorganization
Page 9

for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. Zengine shall give Company (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Zengine relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither Zengine nor the Surviving Corporation shall, except with the prior written consent of Company, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.1(c).


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF ZENGINE

         Except as set forth in the disclosure schedule delivered by Zengine to Company prior to the execution of this Agreement (the "ZENGINE DISCLOSURE SCHEDULE") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Zengine hereby represents and warrants to Company as follows:

         SECTION 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Zengine and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Each of Zengine and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine. Zengine has only one Subsidiary, Zengine K.K.

         SECTION 4.2 CAPITALIZATION OF ZENGINE AND ITS SUBSIDIARIES. (a) The authorized capital stock of Zengine, immediately prior to the Closing, will consist of (i) 100,000,000 Shares of which, as of the date hereof, 14,614,519 are issued and outstanding and (ii) 20,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of the date hereof. All issued and outstanding Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with all applicable federal and state Laws concerning the issuance of securities and (iv) are free of preemptive rights. As of the date hereof, (i) 3,384,300 Shares were reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding options issued to directors, officers, employees and consultants pursuant to Zengine's stock option plans. Except as and to the extent publicly disclosed by Zengine in the

Agreement and Plan of Reorganization
Page 10


Zengine SEC Reports (as hereinafter defined), since August 31, 2001, no shares of Zengine's capital stock have been issued other than pursuant to Zengine Stock Options already in existence on such date, and, since May 21, 2001, no Zengine Stock Options have been granted. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Zengine; (ii) no securities of Zengine or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Zengine; (iii) except for the Zengine Stock Options, no options or other rights to acquire from Zengine or any of its Subsidiaries, and no obligations of Zengine or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Zengine; and (iv) no equity equivalents, interests in the ownership or earnings of Zengine or any of its Subsidiaries or other similar rights (including stock appreciation rights) (collectively, "ZENGINE SECURITIES"). There are no outstanding obligations of Zengine or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Zengine Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Zengine or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of Zengine. Section 4.2 of the Zengine Disclosure Schedule sets forth information regarding the current exercise price, date of grant and number granted of Zengine Stock Options for each holder thereof. Following the Effective Time, no holder of Zengine Stock Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of the Zengine Stock Options.

         (b) All of the outstanding capital stock of Zengine's only Subsidiary, Zengine K.K., is owned by Zengine, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). There are no securities of Zengine or its Subsidiary convertible into or exchangeable for, no options or other rights to acquire from Zengine or its Subsidiary, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of Zengine. There are no outstanding contractual obligations of Zengine or its Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in the only Subsidiary of Zengine. For purposes of this Agreement, "LIEN" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT; STOCKHOLDER APPROVAL.
(a) Zengine has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Zengine are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and this Agreement, the Zengine Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by Zengine and constitutes a valid, legal and binding agreement of Zengine, enforceable against Zengine in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principals of equity, including principles of commercial reasonableness, good faith and fair dealing

Agreement and Plan of Reorganization
Page 11

(regardless of whether enforcement is sought in a proceeding at law or in equity).

         (b) The Zengine Board has, by unanimous vote and acting on the unanimous recommendation of the Special Committee, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Zengine Board for the consummation of the transactions, including the Offer and the Merger, contemplated hereby and has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, advisable and in the best interests of, Zengine and its stockholders (other than Company); and (ii) to recommend that the stockholders of Zengine approve and adopt this Agreement. The Zengine Board has directed that this Agreement, to the extent required, be submitted to the stockholders of Zengine for their approval. The affirmative approval of the holders of Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares (voting as a single class) as of the record date for Zengine (the "ZENGINE REQUISITE VOTE") is the only vote of the holders of any class or series of capital stock of Zengine necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Offer and the Merger.

         SECTION 4.4 SEC REPORTS; FINANCIAL STATEMENTS. Zengine has filed all required forms, reports and documents with the SEC since May 4, 2000, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Zengine has heretofore delivered to Company, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended on or after September 30, 2000 (the "AUDIT DATE"); (ii) all definitive proxy statements relating to Zengine's meetings of stockholders (whether annual or special) held since September 20, 2000; and
(iii) all other reports or registration statements filed by Zengine with the SEC since September 20, 2000 (the "ZENGINE SEC REPORTS"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Zengine included in the Zengine SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of Zengine and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Except as and to the extent publicly disclosed by Zengine in the Company SEC Reports filed prior to the date hereof, since September 30, 2000, there has not been any change, or any application or request for any change, by Zengine or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

Agreement and Plan of Reorganization
Page 12

         SECTION 4.5 NO UNDISCLOSED LIABILITIES. Except as and to the extent publicly disclosed by Zengine in the Zengine SEC Reports filed prior to the date hereof or reflected in written information provided to the Zengine Board or to representatives of Zengine after September 20, 2000 and prior to the date hereof, none of Zengine or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of Zengine (including the notes thereto) or which have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine.

         SECTION 4.6 ABSENCE OF CHANGES. Except as and to the extent publicly disclosed by Zengine in the Zengine SEC Reports filed as of the date hereof or reflected in written information provided to the Zengine Board or to representatives of Company after September 20, 2000 and prior to the date hereof, the business of Zengine and its Subsidiaries has been carried on only in the ordinary and usual course consistent with past practice, none of Zengine or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to Zengine or its Subsidiaries, which do or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine.

         SECTION 4.7 SCHEDULE 14D-9; OFFER DOCUMENTS; PROXY STATEMENT. Neither the Schedule 14D-9, any other document required to be filed by Zengine with the SEC in connection with the Transactions, nor any information supplied by Zengine for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, any such other filings by Zengine, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of Zengine, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The proxy statement (the "PROXY STATEMENT") relating to the Zengine Stockholder Meeting (as hereinafter defined) to be held in connection with the Merger, if required to be held pursuant to applicable Law, will not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of Zengine, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or shall, at the time of the Zengine Stockholder Meeting or at the Effective Time, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Zengine Stockholder Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9, any other document required to be filed by Zengine with the SEC in connection with the Transactions and the Proxy Statement will, when filed by Zengine with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Zengine makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information

Agreement and Plan of Reorganization
Page 13

supplied in writing by or on behalf of Company specifically for inclusion therein.

         SECTION 4.8 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state securities or blue sky Laws, the filing and recordation of the Certificate of Merger as required by the DGCL and the MGCL and as otherwise set forth in Section 4.8 to the Zengine Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery by Zengine of this Agreement or the consummation by Zengine of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine. Neither the execution, delivery and performance of this Agreement by Zengine nor the consummation by Zengine of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of Zengine or of its sole Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Zengine or its Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any Law applicable to Zengine or of its Subsidiary or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine.

         SECTION 4.9 NO DEFAULT. Neither Zengine nor its sole Subsidiary are in violation of any term of (i) its certificate of incorporation, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("LAW") applicable to Zengine, its sole Subsidiary or any of their respective properties or assets, the consequence of which violation does or would reasonably be expected to (A) have, individually or in the aggregate, a Material Adverse Effect on Zengine or (B) prevent or materially delay the performance of this Agreement by Zengine.

         SECTION 4.10 LITIGATION. Except as and to the extent publicly disclosed by Zengine in the Zengine SEC Reports filed as of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to Zengine's knowledge, threatened against Zengine or its Subsidiary or any of their respective properties or assets which (a) does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Zengine in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this


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Agreement and Plan of Reorganization
Page 14


Agreement. Except as and to the extent publicly disclosed by Zengine in the Zengine SEC Reports filed as of the date hereof, none of Zengine or its Subsidiary is subject to any outstanding order, writ, injunction or decree which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine.

         SECTION 4.11 COMPLIANCE WITH APPLICABLE LAW. Zengine and its sole Subsidiary hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "ZENGINE PERMITS"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine. Zengine and its Subsidiary are in compliance with the terms of the Zengine Permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine. To the knowledge of Zengine the businesses of Zengine and its Subsidiary are not being conducted in material violation of any Law applicable to Zengine or its Subsidiary, except for violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine. To Zengine's knowledge, no investigation or review by any Governmental Entity with respect to Zengine or its Subsidiary is pending or threatened, nor, to Zengine's knowledge, has any Governmental Entity indicated an intention to conduct the same, other than those which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine.

         SECTION 4.12 TAX MATTERS. There are no employment, severance or termination agreements, other compensation arrangements or Employee Benefit Plans currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement that would give rise to a payment which is nondeductible by reason of Section 280G of the Code.

         SECTION 4.13 OPINION OF FINANCIAL ADVISOR. The Financial Advisor has delivered to the Zengine Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by Zengine's stockholders is fair to Zengine's stockholders (other than Company) from a financial point of view, and such opinion has not been withdrawn or modified. Zengine has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance satisfactory to the Financial Advisor and its counsel.

         SECTION 4.14 BROKERS; BUST-UP FEE. No broker, finder or investment banker (other than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Company) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Zengine or any of its affiliates. Zengine is not obligated to pay any third party fee, expense or any amount whatsoever as a result of its execution, delivery and/or performance of this Agreement.


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Agreement and Plan of Reorganization
Page 15

         SECTION 4.15 TAKEOVER STATUTE; DISSENTERS' RIGHTS. Zengine has taken all action required to be taken by it in order to exempt this Agreement, the Offer, the acquisition of Shares pursuant to the Offer, the Merger, and the transactions contemplated hereby and thereby from, and this Agreement, the Offer, the acquisition of Shares pursuant to the Offer, the Merger, and the transactions contemplated hereby and thereby (the "COVERED TRANSACTIONS") are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliated transaction," "business combination" or other antitakeover Laws and regulations of any state (collectively, "TAKEOVER STATUTES"), including, without limitation, Section 203 of the DGCL, or any antitakeover provision in Zengine's certificate of incorporation and bylaws. The provisions of Section 203 of the DGCL do not apply to the Covered Transactions.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF COMPANY

         Company hereby represents and warrants to Zengine as follows:

         SECTION 5.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Company and each of its Subsidiaries (which, for purposes of this Agreement shall not include Zengine) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Each of Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         SECTION 5.2 CAPITALIZATION OF COMPANY AND ITS SUBSIDIARIES. The authorized capital stock of Company, immediately prior to the Closing, will consist of (i) 30,000,000 Shares of which, as of the date hereof, approximately 16,980,330 are issued and outstanding and (ii) 5,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of the date hereof. All issued and outstanding Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with all applicable federal and state Laws concerning the issuance of securities and (iv) are free of preemptive rights. As of the date hereof, (i) 430,807 Shares were reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding options issued to directors, officers, employees and consultants pursuant to Company stock option plans. Except as and to the extent publicly disclosed by Company in the Company SEC Reports (as hereinafter defined), since September 10, 2001, no shares of Company capital stock have been issue other than pursuant to Company Stock Options already in existence on such date. Except as set forth above, as of the date hereof, there are outstanding (i)

Agreement and Plan of Reorganization
Page 16

no shares of capital stock or other voting securities of Company; (ii) no securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Company; (iii) except for the Company Stock Options, no options or other rights to acquire from Company or any of its Subsidiaries, and no obligations of Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company except for the Company's obligation to pay the deferred portion of the purchase price for certain acquired entities in Company Shares; and (iv) no equity equivalents, interests in the ownership of earnings of Company or any of its Subsidiaries or other similar rights (including stock appreciation rights) (collectively, "COMPANY SECURITIES"). There are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. To the Company's knowledge, there are no stockholder agreements, voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of Company.

         SECTION 5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated hereby. No other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Company have duly and validly authorized the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby, and taken all corporate actions required to be taken by such Board of Directors for the consummation of the transactions. This Agreement has been duly and validly executed and delivered by Company and constitutes a valid, legal and binding agreement of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         SECTION 5.4 SEC REPORTS; FINANCIAL STATEMENTS. Company has timely filed all required forms, reports and documents ("COMPANY SEC REPORTS") with the SEC since December 31, 2000, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein necessary in order to make the statements therein, inlight of the circumstances under which they were made, not misleading. The consolidated financial statements of Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited


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Agreement and Plan of Reorganization
Page 17


interim financial statements, to normal year-end adjustments). Except as and to the extent publicly disclosed by Company in the Company SEC Reports filed prior to the date hereof, since December 31, 2000, there has not been any change, or any application or request for any change, by Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         SECTION 5.5 NO UNDISCLOSED LIABILITIES. Except as and to the extent publicly disclosed by Company in the Company SEC Reports filed prior to the date hereof or reflected in written information provided to the Special Committee of the Zengine Board prior to the date hereof, none of Company or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of Company (including the notes thereto) or which have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         SECTION 5.6 ABSENCE OF CHANGES. Except as and to the extent publicly disclosed by Company in the Company SEC Reports filed as of the date hereof or reflected in written information provided to the Special Committee of the Zengine Board prior to the date hereof, the business of Company and its Subsidiaries has been carried on only in the ordinary and usual course consistent with past practice, none of Company or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to Company or its Subsidiaries, which do or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         SECTION 5.7 REGISTRATION STATEMENT; OFFER DOCUMENTS. The Offer Documents and any other documents to be filed by Company with the SEC or any other Government Entity in connection with the Offer, the Merger and the other Transactions will (in the case of the Registration Statement, the Offer Documents and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of filing with the SEC or, in the case of the Registration Statement, on the date the Registration Statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or shall, at the time the Company accepts tendered shares for exchange or at the Effective Time, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the exchange of shares for Company Common Stock which shall have become false or misleading in any material respect. Notwithstanding the foregoing, Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of Zengine specifically for inclusion therein.

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Agreement and Plan of Reorganization
Page 18


         SECTION 5.8 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws and the filing and recordation of the Certificate of Merger as required by the DGCL and the MGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Company of this Agreement or the consummation by Company of the Transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Neither the execution, delivery and performance of this Agreement by Company nor the consummation by Company of the Transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws (or similar governing documents) of Company or any of Company's Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or any of Company's Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any Law applicable to Company or any of Company's Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.


                                   ARTICLE VI

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

         SECTION 6.1 CONDUCT OF BUSINESS OF ZENGINE. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Zengine will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, and, except with the prior written consent of Company seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in the Zengine Disclosure Schedule, prior to the Effective Time, neither Zengine nor its sole Subsidiary will, without the prior written consent of Company:

         (a) amend its certificate of incorporation or bylaws (or other similar governing instrument);

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver


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Agreement and Plan of Reorganization
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(whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights) of Zengine or any Subsidiary, except for the issuance or sale of Shares pursuant to the valid exercise of outstanding Zengine Stock Options;

         (c) (i) split, combine or reclassify any shares of its capital stock;
(ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its Subsidiaries;

         (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Zengine or any of its Subsidiaries (other than the Merger);

         (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

         (f) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to Zengine and its Subsidiary, taken as a whole; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to Company or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of Zengine or its Subsidiary; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

         (g) except as may be required by Law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except as set forth in Section 6.1(g) of the Zengine Disclosure Schedule, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

         (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to Zengine and its Subsidiary taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive


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Agreement and Plan of Reorganization
Page 20


distribution rights;

         (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

         (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of software, capital equipment or inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

         (k) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any material contracts or agreements; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $30,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

         (l) make or revoke any Tax election, or settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

         (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of Zengine and its Subsidiaries or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Zengine or any of its Subsidiaries is a party;

         (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

         (o) enter into any agreement or arrangement that limits or otherwise restricts Zengine or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Company) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

         (p) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(o) or any action which would make any of the representations or warranties of Zengine contained in this Agreement (i) which are qualified as to materiality untrue or incorrect, or (ii) which are not so qualified untrue or incorrect in any material respect.

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Agreement and Plan of Reorganization
Page 21


         SECTION 6.2 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, Zengine will give Company and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, offices, warehouses and other facilities and to all books and records of Zengine and its Subsidiary, will permit Company to make such inspections as Company may reasonably require and will cause Zengine's officers and those of its Subsidiary to furnish Company with such financial and operating data and other information with respect to the business, properties and personnel of Zengine and its Subsidiary as Company may from time to time reasonably request, provided that no investigation pursuant to this
Section 6.2 shall affect or be deemed to modify any of the representations or warranties made by Zengine.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         SECTION 7.1 ZENGINE STOCKHOLDER MEETING; PROXY STATEMENT. (a) If required by applicable Law in order to consummate the Merger, Zengine, acting through its Board of Directors, shall, in accordance with applicable Law, its Certificate of Incorporation and Bylaws:

         (i) as promptly as practicable following the acceptance for payment and purchase of Shares by Company pursuant to the Offer duly call, give notice of, convene and hold a special meeting of its stockholders (the "ZENGINE STOCKHOLDER MEETING") for the purposes of considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement;

         (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Company, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto to be mailed to its stockholders at the earliest practicable date; PROVIDED that no amendment or supplement to the Proxy Statement will be made by Zengine without consultation with Company and its counsel, and (y) use its reasonable best efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

         (iii) unless this Agreement has been terminated in accordance with
               Article IX, subject to its rights pursuant to Section 7.3, include in the Proxy Statement the recommendation of its Board of Directors that stockholders of Zengine vote in favor of the approval of the Merger and the approval and adoption of this Agreement.

         (b) Company shall vote, or cause to be voted, all of the Shares then owned by it or any of its other Subsidiaries in favor of the approval and adoption of this Agreement.


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Agreement and Plan of Reorganization
Page 22

         (c) Notwithstanding anything else herein or in this Section 7.1, in the event that Company and any other Subsidiaries of Company shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of Zengine, pursuant to the Offer or otherwise, sufficient to enable Company or Zengine to cause the Merger to become effective under applicable Law without a meeting of stockholders of Zengine, the parties hereto shall, at the request of Company and subject to Article VIII, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of such acquisition, without a meeting of stockholders of Zengine, in accordance with Section 253 of the DGCL.

         SECTION 7.2 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer and the Merger and the other Transactions contemplated by this Agreement.

         SECTION 7.3 ACQUISITION PROPOSALS. (a) From the date hereof until the Closing Date or the termination hereof, Zengine may, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Zengine shall, promptly upon receipt of any request for information or Acquisition Proposal, provide all information in its possession regarding such request or proposal to the Company and shall promptly update Company, on a daily basis, of the status of any and all discussions which may in any way relate to an Acquisition Proposal.

         (b) Neither the Zengine Board nor the Special Committee will withdraw or modify, or propose to withdraw or modify, in a manner adverse to Company, its approval or recommendation of this Agreement, the Offer or the Merger unless the Zengine Board or the Special Committee, after consultation with and based upon the written legal opinion of independent legal counsel, determines in good faith that such action is necessary for the Zengine Board or the Special Committee to comply with the fiduciary duties to Zengine's stockholders under applicable Law. Nothing contained in this Section 7.3(b) shall prohibit Zengine from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Zengine's stockholders which, in the good faith reasonable judgment of the Zengine Board and the Special Committee, based on the advice of independent legal counsel, is required under applicable Law; PROVIDED, that except as otherwise permitted in this Section 7.3(b), Zengine does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Zengine Board or the Special Committee permitted by, and taken in accordance with, this Section 7.3(b) shall not constitute a breach of this Agreement by Zengine. Nothing in this Section 7.3(b) shall (i) permit Zengine to terminate this Agreement (except as provided in Article IX hereof) or (ii) affect any other obligations of Zengine under this Agreement.


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Agreement and Plan of Reorganization
Page 23


         SECTION 7.4 PUBLIC ANNOUNCEMENTS. Each of Company and Zengine will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the Nasdaq, as determined by Zengine or Company, as the case may be.

         SECTION 7.5 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) Following the Effective Time, Company shall cause the Surviving Corporation, to the fullest extent permitted by applicable Law, to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any Subsidiary thereof (each an "INDEMNIFIED PARTY" and, collectively, the "INDEMNIFIED PARTIES") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a Subsidiary of such party or (ii) based on, arising out of or pertaining to the Transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective
Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MGCL and upon receipt of any affirmation and undertaking required by the MGCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MGCL and Company's articles of incorporation or bylaws shall be made by independent counsel mutually acceptable to Company and the Indemnified Party; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

         (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Zengine for the benefit of those persons who are covered by such policies at the Effective Time (or the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained annually at a cost to the Surviving Corporation not greater than 150 percent of the premium for the current Zengine directors' and officers' liability

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Agreement and Plan of Reorganization
Page 24

insurance; PROVIDED THAT if such insurance cannot be so maintained or obtained at such costs, the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 150 percent of the current annual premiums of Zengine for such insurance.

         (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.5.

         (d) To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Zengine and its Subsidiary with respect to their activities as such prior to the Effective Time, as provided in Zengine's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time.

         (e) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

         SECTION 7.6 NOTIFICATION OF CERTAIN MATTERS. Zengine shall give prompt notice to Company, and Company shall give prompt notice to Zengine, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of Company or Zengine, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its Subsidiaries taken as a whole to which it or any of its Subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole, other than changes resulting from general economic conditions; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 7.6 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 7.7 SEC FILINGS. Each of Company and Zengine shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with


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Agreement and Plan of Reorganization
Page 25

this Agreement and the transactions contemplated hereby.

         SECTION 7.8 ANTITAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger, each of Company and Zengine shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.


                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

         (a) This Agreement shall have been approved and adopted by the Zengine Requisite Vote, if required by applicable Law.

         (b) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the Transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine (or an effect on Company and its Subsidiaries that, were such effect applied to Zengine and its Subsidiaries, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

         (c) Company or its affiliates shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.


                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

         SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

         (a) By the mutual written consent of Company and Zengine;


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Agreement and Plan of Reorganization
Page 26

         (b) By either of Zengine or Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Transactions on the terms contemplated by this Agreement, or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

         (c) By either of Company or Zengine if the Offer has not been consummated on or before the ninetieth (90) day following the commencement of the Offer (or, if such date is not a business day in the United States, the first such business day thereafter) or the Effective Time shall not have occurred on or before the two hundred and tenth (210) day following the commencement of the Offer (or, if such date is not a business day in the United States, the first such business day thereafter); PROVIDED, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

         (d) By Zengine:

                  (i) if Company shall have terminated the Offer or the Offer expires without Company purchasing any Shares pursuant thereto; provided, that Zengine may not terminate this agreement pursuant to this Section 9.1(d)(i) if Zengine is in material breach of this Agreement; or

                  (ii) if there shall be a material breach by Company of any of their representations, warranties, covenants or agreements contained in this Agreement; or

         (e) By Company:

                  (i) if prior to the purchase of the Shares pursuant to the Offer, (A) the Zengine Board or the Special Committee shall have withdrawn, or modified or changed in a manner adverse to Company its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended or approved an Acquisition Proposal, or (B) there shall have been a material breach of any provision of Section 7.3; or

                  (ii) if Company shall have terminated the Offer without Company purchasing any Shares thereunder; provided that Company may not terminate this Agreement pursuant to this Section 9.1(e)(ii) if Company is in material breach of this Agreement; or

                  (iii) if there shall be a material breach by Zengine of any of its representations, warranties, covenants or agreements contained in this Agreement.

         SECTION 9.2 EFFECT OF THE TERMINATION. In the event of termination of this Agreement by either the Company or Zengine as provided in Section 9.1, this Agreement shall

Agreement and Plan of Reorganization
Page 27

forthwith become void and have no effect, without any liability or obligation on the part of Company or Zengine, other than the provisions of this Section 9.2,
Section 9.3 and Article X and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 9.3 FEES AND EXPENSES. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

         (b) Zengine shall pay all Taxes, such as (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other or similar Taxes or fees, incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         SECTION 9.4 AMENDMENT. This Agreement may be amended by action taken by Company and Zengine at any time before or after approval of the Merger by the Zengine Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         SECTION 9.5 EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                    ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 10.2 ENTIRE AGREEMENT; ASSIGNMENT. (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter

Agreement and Plan of Reorganization
Page 28

hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; PROVIDED, HOWEVER, that Company may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary, but no such assignment shall relieve Company of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns and the Indemnified Parties set forth in Section 7.5.

         SECTION 10.3 NOTICES. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five (5) business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; PROVIDED, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one (1) business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

         if to Company to:          MCSi, Inc.
                                    4750 Hempstead Station Drive
                                    Dayton, Ohio 45429
                                    Attention:  Mr. Michael E. Peppel
                                                Chairman, President and Chief Exeutive Officer
                                    Facsimile: (937) 291-8298

         with a copy to:            Elias, Matz, Tiernan & Herrick L.L.P.
                                    734 15th Street, N.W., 12th Floor
                                    Washington, D.C. 20005
                                    Attention: Jeffrey A. Koeppel
                                    Facsimile: (202) 347-2172

         if to Zengine, to:         Zengine, Inc.
                                    901 Parker Street
                                    Berkeley, California 94710
                                    Attention: Joseph M. Savarino
                                               President and Chief Executive Officer
                                    Facsimile: (510) 665-6406

         with a copy to:            Squire, Sanders & Dempsey LLP
                                    4900 Key Tower
                                    127 Public Square
                                    Cleveland, Ohio 44114-1304
                                    Attention: David A. Zagore, Esq.
                                    Facsimile: (216) 479-8780

Agreement and Plan of Reorganization
Page 29


or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. A "business day" is any day other than a Saturday, Sunday or Federal holiday.

         SECTION 10.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of Law principles thereof.

         SECTION 10.5 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 10.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 7.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.7 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         SECTION 10.8 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware, and (d) hereby agrees to waive a trial by jury.

Agreement and Plan of Reorganization
Page 30


         SECTION 10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 10.10 INTERPRETATION. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

         (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 4, 2001. The phrase "made available" in this Agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

         (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         SECTION 10.11 DEFINITIONS. (a) "ACQUISITION PROPOSAL" means an offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Zengine or any of its Subsidiaries:
(i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Zengine and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 10 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         (b) "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" shall have the meaning

Agreement and Plan of Reorganization
Page 31

provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

         (c) "KNOW" or "KNOWLEDGE" means, with respect to any party, the actual knowledge of such party's executive officers, without any duty of inquiry.

         (d) "MATERIAL ADVERSE EFFECT" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise) or results of operations of such entity and its Subsidiaries taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated by this Agreement, excluding any such effect resulting from or arising in connection with (A) general economic conditions affecting generally the industry in which Zengine or Company, as appropriate, competes, or (B) general market conditions in the United States.

         (e) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

         (f) "SUBSIDIARY" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner, or (ii) a majority of the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

         (g) "TAX" or "TAXES" means all Taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, Tax sharing agreement, Tax indemnity agreement or any similar agreement.

                            [SIGNATURE PAGE FOLLOWS]

Agreement and Plan of Reorganization
Page 32


         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                              ZENGINE, INC.


                              By: /s/ Richard V. Hopple
                                 ---------------------------------------------
                              Name:  Richard V. Hopple
                              Title: Chairman of the Special Committee of
                                     the Zengine Board of Directors


                              MCSi, INC.


                              By: /s/ Michael E. Peppel
                                 ---------------------------------------------
                              Name: Michael E. Peppel
                              Title: Chairman, President and Chief Executive
                                     Officer

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

         Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Reorganization of which this ANNEX A is a part. Notwithstanding any other provision of the Offer, Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Company's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the terms of the Agreement, may delay acceptance for payment or terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following events shall occur:

         (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any suit, action or proceeding shall be taken by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Company's ownership or operation (or that of any of its Subsidiaries or affiliates) of all or a material portion of its or Zengine's businesses or assets, (ii) seeking to compel Company or its Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Zengine or Company and their respective Subsidiaries, in each case taken as a whole, (iii) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, (iv) seeking to obtain from Zengine any damages that would be reasonably likely to have a Material Adverse Effect on Zengine, (v) seeking to impose material limitations on the ability of Company, or rendering Company unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (vi) imposes material limitations on the ability of Company effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Zengine's stockholders, or (vii) which otherwise is reasonably likely to have a Material Adverse Effect on Zengine or, as a result of the Transactions, Company and its Subsidiaries; or

         (b) there shall have occurred (1) and be continuing as of the closing of the Offer or the Effective Time, as applicable, any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of twenty-four hours, (2) and be continuing as of the closing of the Offer or the Effective Time, as applicable, a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (4) any change in general financial bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans, or (5) in thecase of any of the situations in clauses
(1) through (5) inclusive, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (c) the representations and warranties of Zengine set forth in the Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), or Zengine shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on Zengine or a materially adverse effect on the ability to consummate the Offer or the Merger; or

         (d) Zengine's Board of Directors or the Special Committee (i) shall have withdrawn, or modified or changed in a manner adverse to Company (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Agreement, or the Merger, (ii) shall have recommended an Acquisition Proposal,
(iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Company, shall fail to reaffirm its approval or recommendation of the Offer, the Agreement, or the Merger; or

         (e) the Agreement shall have been terminated in accordance with its terms; or

         (f) Company shall not have received in the Offer sufficient Shares to bring the number of shares of Zengine Common Stock owned by Company on the Offer expiration date equal to or greater than 90% of the total shares of Zengine Common Stock then issued and outstanding; or

         (g) the SEC shall not have declared Company's registration statement effective within a reasonable period of time after the filing thereof; or

         (h) the Nasdaq shall have failed to list the shares of Company Common Stock for trading on the Nasdaq National Market;

         which in the reasonable judgment of Company, in any such case, and regardless of the circumstances (including any action or inaction by Company) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares and/or to proceed with the Merger, in Company's sole discretion.

         The foregoing conditions are for the sole benefit of Company and may be waived by Company, in whole or in part, at any time and from time to time, in the sole discretion of Company. The failure by Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


                                      A-2